Exhibit 10.5

HOLOGIC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

Hologic Swiss Group GmbH, Baarerstrasse 52, 6300 Zug, Switzerland (hereinafter referred to as "Company")

and

Jan Verstreken, at the address on record with the Company (hereinafter referred to as "Employee")

Hereinafter jointly referred to as "Parties"

IT IS AGREED as follows:

1.FUNCTION

1.1The Company employs the Employee as Group President - International in accordance with the terms and conditions set out in this employment agreement (the "Agreement").
1.2The Employee may be asked to perform additional duties or other roles from time to time during their employment with the Company or companies forming part of the group of companies (the "Group")
1.3The Employee shall report to the Chief Executive Officer of Hologic, Inc.. The Employee acknowledges and accepts that neither the organizational chart of the Company nor the person to whom they must report are of the essence of this Agreement.

2.TERM

2.1    The Agreement is dated as of 14 June 2023 and effective as of 1 January 2023.

2.2    No probation period applies.

2.3    For continuous service purposes, the Employee's start date with the Company will remain as 3 January 2017

3.PLACE OF EMPLOYMENT

The Parties agree that the place of employment is not of the essence of this Agreement. Accordingly, the Employee may be required to travel and work inside Switzerland and internationally for the proper discharge of their duties.

4.DUTIES

    During the employment, the Employee will:
4.1    faithfully and diligently carry out the careful instructions of the Company and at all times use their best endeavours to promote the best interests of the Company and the Group;

4.2    devote the whole of their working time and attention and skills to the Company and the Group. And you may not work in a self-employed capacity or for anyone other than the Company without the prior express permission of your manager.

4.3    in any event, not accept, directly or indirectly, any indemnity, commission or tip, whether in cash or in kind, from any person who may have a professional relationship with the Company or the Group.

5.WORKING TIME

5.1    The Employee shall work the minimum fulltime working hours applicable within the Company, currently 40 hours per week.

5.2    In view of the scope and the nature of their professional responsibilities and their posi- tion of trust, the Employee may, from time to time, in order to perform their duties, be required to work additional hours, including evenings and weekends. Any such additional time is compensated by base salary. No additional remuneration or compensation would be due.

6.BASE SALARY & SHORT-TERM INCENTIVE PLAN (STIP)

6.1    The Employee shall receive an annual gross base salary of CHF 585,000 which shall be paid in 12 monthly installments on an annual basis. After deducting any applicable social security and other contributions as well as withholding professional income taxes (if applicable), the base salary (as with any other cash payments under this Agreement) will be paid by electronic transfer into the Employee's bank account at the end of each calendar month at the latest.
6.2    The Employee is eligible to participate in the Company’s Short-term Incentive Plan (STIP) with an annual target of 75% of base salary, subject to the rules that are from time to time in place alongside objectives set. Any payment made under the STIP is subject to local deductions.

7.COMPANY CAR

The Employee will be eligible for a cash allowance, currently CHF 1,620 net per month

8.OTHER ALLOWANCES

The Employee will be eligible to receive the following allowances each month:
•Housing allowance CHF 2,700 net
•Health insurance allowance CHF 1,350 net
Every other compensation, bonus, allowance or other advantage that the Company may award in excess of what is provided for in this Agreement, should be considered as discretionary. As such, the Company retains the right to change or withdraw any such

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reward. Any such reward shall be subject to relevant internal approval, including approval by the Compensation Committee of the Board of Directors of Hologic, Inc.

9.REIMBURSEMENT OF PROFESSIONAL EXPENSES

9.1    The Employee will be entitled to the reimbursement of all reasonable and normal ex- penses incurred in the performance of their duties and responsibilities under this Agree- ment. Provided, of course, that such expenses are incurred, reported and documented in accordance with the policies, practices and procedures of the Company as are from time to time in effect.

9.2    Since the Company provides to the Employee access to a workplace on its premises at any time, the Employee is not entitled to any home office compensation.

10.VACATION AND HOLIDAYS

10.1    The Employee is entitled to 25 vacation days during any calendar year. The Employee shall take any vacation in accordance with the Company's vacation and approval policy.

10.2    The Employee is entitled to public holidays in accordance with Swiss law.

11.INCAPACITY TO WORK

11.1    The Employee undertakes to immediately inform the Company in the event they are unable to perform their duties hereunder due to illness, accident, force majeure or any other cause. The Employee shall further provide the Company with a medical certificate within 48 hours after the commencement of the period of inability to work, indicating the beginning and the likely duration of their inability to work.
11.2    The Employee shall immediately notify the Company of any extension of the inability to work and shall provide the Company with a new medical certificate within 48 hours.

11.3    The Company has the right to have the Employee examined by a medical officer of its choice.

11.4    Provided the Employee provides the Company with the medical certificate, they will be entitled to receive their remuneration during their absence in accordance with Swiss law and this Agreement.

11.5    If the Employee is prevented from performing the duties under this Agreement by other reasons than the Employee's fault (such as illness, accident, performance of legal du- ties), the Company shall pay the salary in accordance with articles 324a and 324b of the Swiss Code of Obligations directly or via a suitable insurance programme.

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12.SOCIAL SECURITY, PENSION FUND AND INSURANCES

12.1The Company shall seek to protect the Employee against the economic consequences of retirement, disability and death through appropriate policies or allowances equivalent or superior to the terms offered under the previous UK employment contract. The overall contributions to the pension plan shall be 20%, (calculated on base salary and bonus award up to the annual cap) and will be borne by both Parties (currently 60% by the Company and 40% by the Employee). Reference is made to the applicable pension fund regulations, as amended from time to time, which form an integral part of this Agreement.
12.2The Company shall insure the Employee against the economic consequences of occupational accidents at work and occupational diseases, as well as non-occupational accidents under the Accident Insurance Act (UVG). The Company shall pay the premium for the insurance covering occupational accidents at work and occupational diseases. In addition to the mandatory accident insurance, the Company shall take out supplementary accident insurance. The details and conditions of the insurance benefits are based on the relevant applicable regulations and policies, as amended from time to time, which form an integral part of this Agreement.
12.3The Company shall insure the Employee through a daily sickness benefits insurance. The income protection or daily sickness benefits insurance shall constitute a supplementary insurance solution to article 324a of the Swiss Code of Obligations, and it shall replace the statutory entitlement to continued salary payment. The details and conditions of the insurance benefits are based on the relevant applicable regulations and policies, as amended from time to time, which form an integral part of this Agreement.
12.4The contributions for AHV/IV/EO (social security), ALV (compulsory unemployment in- surance), BVG (compulsory old-age insurance) and UVG (compulsory accident insur- ance) as well as withholding professional income taxes, if applicable, to be borne by the Employee in accordance with the provisions of this Agreement and Swiss law and shall be deducted from the gross compensation payments made to the Employee.

13.CONFIDENTIAL INFORMATION

13.1    The Employee agrees at all times during their employment and after the termination of their employment, that they will hold in strictest confidence and will not, except as re- quired for the benefit of the Company or as authorized in writing by the Company, pub- lish, disclose or use any Confidential Information of the Company or the Group.
"Confidential Information" means any proprietary information, technical data, trade secrets or know-how of the Company or the Group, including but not limited to, research, product plans, products, services, customers, markets, software, developments, works, processes, formulas, technology, designs, drawings, engineering, marketing, finance or other business information disclosed to the Employee by the Company either directly or indirectly in writing, orally or by drawings or observation. Confidential Information also includes information of third parties in the possession of the Company that the Company is obliged to maintain in confidence. Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the items or items involved.

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13.2    The Employee agrees that they will not, during their employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that they will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

13.3    The Employee recognizes and understands that they shall not disclose any invention, business secret or secret concerning a personal or confidential matter, which they have obtained during their employment with the Company even after the termination of this Agreement.

14.NON COMPETITION AND NON SOLICITATION

14.1.In the event of termination via resignation or termination for any reason (including change in control), you are expressly prevented from soliciting employees who currently work for the Company, or who did so in the 12 months prior to leaving.
14.2.In the event of termination via resignation or termination for any reason (including change in control), you expressly refrain from entering the service of a company manufacturing or selling products or services likely to compete with those of the Company, to create on its own account a similar company or to participate directly or indirectly, in any capacity whatsoever. As such, you are prohibited from prospecting, for any product or service likely to compete with the products or services of the Company, the customers of the Company and to deal with any natural or legal person who has been the client of the Company at any time during the two (2) years preceding his effective departure from the Company. The territory concerned by this noncompete obligation is Europe, the Middle East, Africa, Asia-Pacific, Latin America and Canada.
14.3.Furthermore it is expressly agreed that the execution of this clause is limited to a period of twelve (12) months from the date of the effective departure from the Company. During this non-compete period, the Company will pay an indemnity equal to the remuneration received by the employee on the basis of the previous 12 months, representing full compensation for the wages, bonuses and benefits received by the employee.
14.4.It is understood that in all circumstances the Company will be able either to reduce the duration of the period of application of the non-competition clause, or to give up the latter.

15.TRANSFER OF INTELLECTUAL PROPERTY RIGHTS

15.1    Inventions and designs produced by the Employee alone or in collaboration with others in the course of the Employee's work for the Company and in performance of the Employee's contractual obligations belong to the Company, regardless of whether or not they may be protected.
15.2    The Company may also acquire any inventions and designs that were produced by the Employee in the course of the Employee's work for the Company but not in performance of the Employee's contractual obligations. The Employee shall notify the Company promptly in writing about any such inventions and designs. The Company may then inform the Employee in writing within 6 months if it wishes to acquire the invention or design.

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15.3    The Employee shall transfer to the Company all copyrights, including any registration rights, to works produced during the term of the employment, including any computer programs, without further remuneration. This applies to all work products created during the course of the Employee's work for the Company, either alone or in collaboration with third parties, regardless of whether the relevant work product was created in performance of the Employee's contractual obligations or not.
15.4    The transfer of copyright gives the Company in particular the exclusive right to use, transfer, modify and develop the works, decide how and when the works may be made public, and defend the works against third party infringement using any means it sees fit. The Employee hereby irrevocably and unconditionally waives all rights (including, but not limited to, moral and personality rights) under all laws in connection with the intellectual property, including, but not limited to, copyright work, in whatever part of the world such rights may be enforceable (and to the extent legally possible any and all broadly equivalent rights the Employee may have in any other part of the world) including, but not limited to, any right to be identified and named as the author/creator of such intellectual property, and to publish or to decide on the time of the publication of the intellectual property.
15.5    The Employee shall give the Company a right of first offer and of first refusal regarding any rights to works produced outside the course of the Employee's work, which are related to the Company's or the Group's activities.
15.6    The Employee recognizes the Company's exclusive right to the (registered and unreg- istered) trademarks and logos, including, but not limited to, domain names, and the Employee shall not to use or register them during and at any time after the termination of this Agreement.
15.7    The Company may apply for registration of such intellectual property in its own name, and the Employee shall at the Company's costs support the Company if necessary or useful to achieve such registration. This also applies after the termination of this Agreement, if and to the extent such support is reasonable.

16.TERMINATION

16.1    In the event of resignation, you are required to give the Company 3 months of notice of your intention to resign. The right to waive all or part of the notice period may be exercised by either party by mutual consent.
16.2    In the event that your employment is terminated by the Company for any reason other than change of control (as such term is defined in the Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan or a successor plan thereto), you will receive 24 months of total compensation including base pay, bonus, allowances and benefits (or cash equivalent). In the event your employment is terminated by the Company for change of control, you will receive accrued obligations (includes pro-rated bonus), 2.99x annual base salary, 2.99x bonus and full vesting of equity. The change of control period extends for 3 years after the change of control occurs. Any payments under this clause are inclusive of any provision made in Hologic’s corporate policies (e.g. CIC) and are subject to local taxes and deductions.

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17.APPLICABLE LAW AND JURISDICTION

17.1    This Agreement and any claim arising out of or in connection therewith is governed by, and construed in accordance with, the substantive laws of Switzerland, excluding its rules on conflict of laws and excluding international treaties.
17.2    All conflicts arising out of this Agreement shall be brought to the courts determined pur- suant to the Swiss Code of Civil Procedure.

18.ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Com- pany and the Employee and annuls and replaces all prior discussions or arrangements, whether written or verbal, between the Parties, including the Amended Contract of Employment between the Employee and Hologic Limited dated as of December 11, 2020. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both Parties.

19.SEVERABILITY

If one or more of the provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

20.COUNTERPARTS

This Agreement is executed in two original copies. Each of the Parties declare having received their original.

Place, Date: Manchester June 23rd 2023	/s/ Carmel O’Kane	Carmel O’Kane
On behalf of the Company	Signature	Print Name

Place, Date: June 23, 2023	/s/ Jan Verstreken	Jan Verstreken
Employee	Signature	Print Name

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